Exhibit 99.1

Misonix Files for Extension of Time for

Quarterly Report on Form 10-Q

Provides Preliminary Fiscal Q1 Financial Data

For Immediate Release

Corporate Contact	Investor Contact
Misonix Contact:	Joe Diaz
Joseph Dwyer	Lytham Partners
631-694-9555	602-889-9700
invest@misonix.com	info@misonix.com

FARMINGDALE, NY – November 10, 2016 -- Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, neurosurgery, wound debridement, skull based surgery, laparoscopic surgery and other surgical applications, announced that it filed a Form 12b-25 (the “Filing”) today with the Securities and Exchange Commission indicating that Misonix will not be in a position to file its Quarterly Report on Form 10-Q for the first fiscal quarter ended September 30, 2016 within the 5-day extension period provided in Rule 12b-25(b) under the Securities Exchange Act of 1934.

Misonix, Inc. previously reported that, as a result of an investigation being overseen by its Audit Committee related to deficiencies in the Company’s internal control over financial reporting at June 30, 2016, the filing by the Company of its Annual Report on Form 10-K for the fiscal year ended June 30, 2016 would be delayed. This investigation, which includes an investigation of previously disclosed potential questions under the Foreign Corrupt Practices Act, is ongoing and, as a result, the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 also will be delayed pending completion of the investigation. As a result of the foregoing, the Company will not be in a position to file its Quarterly Report on Form 10-Q within the 5-day extension period provided in Rule 12b-25(b). The Company is working diligently to resolve these matters and intends to file its Quarterly Report on Form 10-Q and its Annual Report on Form 10-K as promptly as reasonably practicable. Management currently believes that the Company will be in a position to file the aforementioned reports not later than January 31, 2017.

Preliminary results for the first fiscal quarter ended September 30, 2016 are net sales of $6.2 million and a net loss of approximately $0.5 million to $0.7 million, compared with net sales of $5.3 million and net loss of $0.2 million for the first fiscal quarter ended September 30, 2015. The results for the first fiscal quarter ended September 30, 2016 include a charge of approximately $0.5 million for professional fees relating to the Company’s investigation into matters relating to the deficiencies in internal control over financial reporting. On a per share basis, such preliminary results represent a net loss per share - basic and diluted for the first fiscal quarter ended September 30, 2016 ranging from $(0.06) to $(0.09), compared to a net loss per share - basic and diluted of $(0.03) for the first fiscal quarter ended September 30, 2015.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used in spine surgery, neurosurgery, orthopedic surgery, wound debridement, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, the completion of the investigation related to identified deficiencies in internal control over financial reporting, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

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